Exhibit 12.01

CITIGROUP INC.
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES (1)
						Six Months Ended
	Years Ended December 31,					June 30,
In millions of dollars, except for ratios	2017	2016	2015	2014	2013	2018	2017
EXCLUDING INTEREST ON DEPOSITS:

Fixed Charges
Interest expense (other than interest on deposits)	$9,932	$7,212	$6,869	$7,998	$9,692	$6,804	$4,584
Interest factor in rent expense	345	361	414	460	467	240	175
Total fixed charges	$10,277	$7,573	$7,283	$8,458	$10,159	$7,044	$4,759

Income
Income from continuing operations before taxes and noncontrolling interests	$22,761	$21,477	$24,826	$14,701	$19,802	$12,035	$11,659
Fixed charges (excluding preferred stock dividends)	10,277	7,573	7,283	8,458	10,159	7,044	4,759
Total income	$33,038	$29,050	$32,109	$23,159	$29,961	$19,079	$16,418

Ratio of income to fixed charges excluding interest on deposits	3.21	3.84	4.41	2.74	2.95	2.71	3.45

INCLUDING INTEREST ON DEPOSITS:

Fixed Charges
Interest expense	$16,518	$12,512	$11,922	$13,690	$15,928	$11,045	$7,602
Interest factor in rent expense	345	361	414	460	467	240	175
Total fixed charges	$16,863	$12,873	$12,336	$14,150	$16,395	$11,285	$7,777

Income
Income from continuing operations before taxes and noncontrolling interests	$22,761	$21,477	$24,826	$14,701	$19,802	$12,035	$11,659
Fixed charges (excluding preferred stock dividends)	16,863	12,873	12,336	14,150	16,395	11,285	7,777
Total income	$39,624	$34,350	$37,162	$28,851	$36,197	$23,320	$19,436

Ratio of income to fixed charges including interest on deposits	2.35	2.67	3.01	2.04	2.21	2.07	2.50

(1)
Citigroup adopted Accounting Standards Update (ASU) 2014-01, Investments—Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects in the first quarter of 2015. The ASU is applicable to Citigroup’s portfolio of low income housing tax credit partnership interests. The adoption of this ASU was applied retrospectively, and among other items, impacts Citigroup’s Income from continuing operations before taxes and noncontrolling interests for all periods presented. See Citi’s Current Report on Form 8-K furnished to the SEC on April 8, 2015.